Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement Amendment No. 3 on Form S-1 of our report dated February 16, 2022, relating to the balance sheet of Helix Acquisition Corp. as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and for the period from August 13, 2020 (inception) through December 31, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 2, 2022